EXHIBIT 15.01

             Report of Independent Registered Public Accounting Firm


Ernst & Young, LLP
5 Times Square
New York, NY 10036

The Board of Directors,
Volt Information Sciences, Inc.


We have reviewed the condensed consolidated balance sheet of Volt Information Sciences, Inc. and subsidiaries as of May 3, 2009, and the related condensed consolidated statements of operations for the three-month and six-month periods ended May 3, 2009 and April 27, 2008 and the condensed consolidated statements of cash flows for the six-month periods ended May 3, 2009 and April 27, 2008. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, the Company adopted FASB Interpretation No. 157 "Fair Value Measurements" effective November 3, 2008.

We have  previously  audited,  in  accordance  with the  standards of the Public
Company Accounting Oversight Board (United States), the consolidated balance sheet of Volt Information Sciences, Inc. and subsidiaries as of November 2, 2008, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended not presented herein and in our report dated February 2, 2009, we expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph for the Company's adoption of the FASB Interpretation No. 48 "Accounting for Uncertainty in Income Taxes an Interpretation of FASB statement 109". In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of November 2, 2008, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


/s/ ERNST & YOUNG LLP

New York, New York
June 12, 2009